EXHIBIT 23

KPMG LLP Chartered Accountants Bay Adelaide Centre 333 Bay Street Suite 4600 Toronto ON M5H 2S5 Canada	Telephone (416) 777-8500 Fax (416) 777-8818 Internet ww.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Canadian Derivatives Clearing Corporation

We consent to the use of our report dated January 29, 2013, with respect to the balance sheets of Canadian Derivatives Clearing Corporation as of December 31, 2011, December 31, 2010 and January 1, 2010 and the statements of income, comprehensive income, changes in equity and cash flows for the years ended December 31, 2011 and December 31, 2010, which is contained in this Amendment No. 2 to the Registration Statement on Form S-20 of Canadian Derivatives Clearing Corporation and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada
January 29, 2013